Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 16th day of July 2026 ("Effective Date"), by and between Basin Electric Power Cooperative ("Employer") and Todd Brickhouse ("Employee").

This Agreement replaces and supersedes the Employment Agreement entered between the Employer and Employee dated the 22nd day of December 2025.

In consideration of the mutual covenants contained in this Agreement, Employer and Employee agree as follows:
ARTICLE 1.
EMPLOYMENT, TERM, AND ROLE
1.1    Employment. Employer agrees to employ Employee, and Employee agrees to employment by Employer on the terms and conditions contained in this Agreement.
1.2    Term. Employee's employment pursuant to this Agreement shall be effective as of the Effective Date through December 31, 2028 ("Term") unless earlier terminated in accordance with Article 3.
1.3    Role. Employee shall serve Employer as Chief Executive Officer and General Manager. Employee is the senior executive officer of the Employer and the Employer's wholly owned subsidiaries. Employee may serve as i) an executive officer or director of other entities owned in part by the Employer and ii) an officer or director of other entities the Employer conducts business with or is associated with for utility industry activities (i and ii collectively "Affiliates").
1.4    Responsibilities. Employee is responsible to the Board of Directors of the Employer and will directly report to the President of the Employer's Board of Directors. Employee shall perform all duties of this Role prescribed by the bylaws of the Employer and as reasonably assigned by the Board of Directors, which duties shall include strategic and long-term planning for, and oversight of the day-to-day operations of Employer.
Employee agrees to devote substantially all his business time and effort to carrying out the Role and Responsibilities under this agreement. To the extent such activities do not conflict with Employee's Role and Responsibilities under this agreement, Employee is permitted to serve on civic, charitable, religious or educational boards, committees, and foundations. Employee may serve on the board of directors of business entities by obtaining the prior written consent of the President of the Employer's Board of Directors.
ARTICLE 2.
COMPENSATION AND BENEFITS
2.1    Salary. For all services rendered by Employee under this Agreement Employer shall pay Employee a Salary at the rate of $1,750,000 per year less required withholdings in accordance with Employer's normal payroll cycle. From the Effective Date through July 25, 2026, Employee will be compensated at the Salary in effect immediately prior to the Effective Date. During the Term of this Agreement, Employee's Salary may be reviewed for possible increase by the Board of Directors, and the term Salary shall thereafter refer to the Salary so increased.

2.2    Incentive Compensation. Employee is eligible to participate in short- and long-term Incentive Compensation plans as approved by the Board of Directors.

2.3    Deferred Compensation. On each anniversary date of Employee's employment with Employer, in addition to the amounts to be paid to Employee pursuant to Section 2.1, Employer will make a payment of $50,000 to the Basin Electric Power Cooperative Executive Deferred Compensation Plan for the benefit of Employee.
2.4    Vacation and Sick Leave. Employee will accrue vacation and sick leave in accordance and consistent with Employer's policies as if Employee had begun employment with Employer in August 2000.
2.5    Business Expenses and Spousal Travel. Employer will reimburse Employee for reasonable expenses incurred in the conduct of Employer or Affiliates' business. Employer assumes no obligation to reimburse Employee for expenses that are not in compliance with Employer's policies on travel and expenses, which policies may be modified from time to time in Employer's discretion.
Notwithstanding the Employer's policies on travel and expenses, Employee's spouse may travel with Employee during the Employee's conduct of business on behalf of Employer and Affiliates, and Employer will reimburse Employee for reasonable expenses associated with spousal travel. In the event Employee or Employee's spouse incurs a tax liability related to spousal travel on Employer-owned aircraft, Employer will reimburse Employee for any resulting tax liability. In the event Employee incurs expenses or a tax liability related to spousal travel on commercial aircraft, Employer will reimburse Employee.
2.6    Benefits. Employee shall be entitled to receive such benefits as Employee is eligible under the terms of Employer's existing and future benefit plans. All benefits, including eligibility and participation requirements, are subject to the terms of the applicable benefit plan documents.
ARTICLE 3.
TERMINATION
3.1    Resignation. Employee may resign Employee's employment with or without Good Reason (as defined below) by written notice of resignation to the Board of Directors of Employer effective 30 days after receipt of such notice by the Board of Directors. In the event Employee resigns employment for Good Reason, Employee shall be entitled to Salary and Benefits specified in Article 4.4. Upon resignation of employment by Employee without Good Reason, Employer may elect to accelerate Employee's resignation date, in which case Employee will no longer be entitled to Salary after Employee's last day worked. "Good Reason" shall be the failure by Employer to comply with the provisions of Article 2 or a material breach by Employer of any other provisions of this Agreement, which failure or breach shall continue for more than 30 days after the date on which the Board of Directors of Employer receives written notice of such failure or breach.
3.2    Termination Without Cause. Employer may terminate Employee's employment without Cause by a majority vote of the Board of Directors of Employer, effective immediately upon delivery of written notice of such termination to Employee, and Employee shall be entitled to Salary and Benefits specified in Article 3.4.

3.3    Termination For Cause. Employer may immediately terminate Employee's employment by a majority vote of the Board of Directors of Employer for Cause by written notice to Employee setting forth in reasonable detail the nature of such Cause. Only the following shall constitute "Cause" for such termination: disregard of Employer policies and procedures which is not cured, if curable, within 30 days after written notice is delivered to Employee or such violation recurs after such written notice and opportunity to cure has been provided; intentional and willful misconduct that may subject the Employer to criminal or civil liability; gross incompetence; insubordination, dishonesty; conviction of or plea of nolo contendere to a felony or to a misdemeanor involving moral turpitude; commission of an act of embezzlement or fraud against Employer or Affiliates; or Employee's failure to fulfill any other contractual requirement or any job responsibility delegated to Employee pursuant to Articles 1.3 and 1.4 which is not cured within 30 days after written notice is delivered to Employee or such failure recurs after such written notice and opportunity to cure has been provided.
3.4    Termination Payments. In the event of termination of Employee’s employment by Employer without Cause or by Employee with Good Reason, Employee shall be entitled to the following: i) Employer shall continue to pay Employee’s salary for a one-year period immediately following the date of termination at the rate in effect on the date of termination. Payment of such salary shall be made on the same periodic basis as salary payments would have been made to Employee had he not been terminated. Other than such salary, no other benefits will accrue or be paid during this period except thatii) Employer shall pay Employee for Incentive Compensation earned from the prior year that has not been paid by Employer to Employee as of the date of termination. iii) Employer shall also reimburse Employee for the premiums paid by Employee for medical insurance for Employee available pursuant to the Consolidated Omnibus Budget Reconciliation Act (commonly referred to as COBRA) during this one-year period, except that Employer’s obligation to reimburse Employee for the premiums for such medical insurance shall cease if Employee becomes eligible for such coverage by virtue of his employment with another company or entity during this one year period. In the event that Employee becomes employed in any capacity during the one-year period immediately following the date of termination, Employer’s obligation to pay Employee’s salary pursuant to this Article 3.4 shall be reduced by the amount of Employee’s compensation at the new employer which information Employee will provide Employer, provided, however, if Employee becomes employed by any other generation and transmission cooperative in the Role of Chief Executive Officer, General Manager, president, or senior executive officer during the one year period immediately following the date of termination, Employer’s obligation to continue to pay Employee’s salary shall cease on the effective date of such employment.
In the event of termination of Employee’s employment by Employer for Cause, Employer will pay Employee for i) services rendered prior to the date of termination, ii) any accrued but unused vacation, and iii) properly documented unreimbursed Business Expenses.

3.5    Termination for Death or Disability. This Agreement shall terminate automatically upon Employee's death and shall also terminate in accordance with Employer's standard policies and applicable law in the event of Employee's disability.
ARTICLE 4.
RESTRICTIVE COVENANTS
4.1    Confidentiality. Employee agrees that at all times during Employee's employment and following the conclusion of Employee's employment pursuant to Article 4, Employee will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an employee of the Employer or to any employee of the Employer who does not also have access to such Confidential Information, without express written authorization of the President of the Board of Directors.
a.    "Confidential Information" shall mean any trade secrets or Employer proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information the Employer receives in confidence from any other party, or any other secret or confidential matters of the Employer. Additionally, Employee will not use any Confidential Information for Employee's own benefit or to the detriment of the Employer during Employee's employment or thereafter. Employee also certifies that employment with the Employer does not and will not breach any agreement or duty that Employee owes to anyone concerning confidential information belonging to others.
Employee affirms that he has signed and agrees to abide with the Employer's standard Secrecy Agreement.
4.2    Non-disparagement. Employee shall not disparage the Employer or any of its directors, officers, agents, or employees to any third party and Employer agrees not to disparage Employee to any third party. Employer and Employee agree that internal employee performance reviews and evaluations do not constitute "disparagement" for purposes of this Section 4.1.
4.3    Non-compete. Employee agrees that for a period of one year from Employee's last day of employment with Employer that Employee will not seek or accept employment with any member cooperative of the Employer.
ARTICLE 5.
GENERAL PROVISIONS
5.1    Waiver, Modification or Amendment. No waiver, modification, or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative, and specifying with particularity the nature and extent of such waiver, modification, or amendment. Any waiver by any party of any default of the other shall not affect or impair any right arising from, any subsequent default. Nothing in this Agreement shall limit the rights and remedies of the parties under this Agreement, except as set forth in this Agreement.
5.2    Entire Agreement. This Agreement incorporates the entire understanding between the parties as to its subject matter and replaces and supersedes all prior inducements, understandings, and agreements between the parties-with the express understanding that Employee's Secrecy Agreement, attached as Exhibit B, remains in full force and effect. Further, other than stated in this Agreement, Employee has been offered no oral or written promises, inducements, or representations, and Employee executes this Agreement without reliance on any oral or written promises, inducements, or representations other than those set forth in this Agreement. This Agreement may not be canceled, modified, or otherwise changed except by another written agreement signed by Employee and Employer. Employee and Employer represent that each has full legal authority to enter into this Agreement and has had a reasonable and adequate opportunity to consult with counsel regarding the effect of this Agreement.

5.3    Interpretation And Severability. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purpose and intent of the parties. If for any reason a provision is determined to be unenforceable or invalid, such provision or such part as may be unenforceable or invalid shall be deemed severed from this Agreement and replaced by another provision which, being valid and enforceable, most closely represents the original intentions of the parties. The Agreement as so modified shall be carried out with the same force and effect as if the severed and replaced provision or part had not been a part of this Agreement.
5.4    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent either by certified first class mail (postage prepaid) or by email:
If to Employer:
Wayne Peltier, President Board of Directors
Email Address: [***]
If to Employee:
Todd Brickhouse
Email Address: tbrickhouse@bepc.com
5.5    Captions. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.
5.6    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Electronic signatures are permissible for purposes of anything in this Agreement that requires a signature.
5.7    Choice of Law and Exclusive Forum. This Agreement shall be construed and determined according to the laws of the State of North Dakota, the location of the headquarters of Employer. Any disputes arising out of this Agreement shall be determined exclusively by a state or federal court of appropriate jurisdiction in North Dakota. The parties acknowledge the existence of sufficient contacts with the State of North Dakota to confer jurisdiction upon courts in the state of North Dakota.
5.8    Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns; provided, however, that the obligations of Employee under this Agreement are personal to Employee and, consequently, Employee may not assign or otherwise transfer any of Employee's obligations under this Agreement. Employer may assign all its rights and obligations under this Agreement to an affiliate of Employer, a successor of Employer, or any third party which purchases substantially all of Employer's assets, and in the event of such an assignment, Employee agrees that Employee will continue to honor Employee's obligations under this Agreement for the benefit of such assignee of Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement:

EMPLOYER: BASIN ELECTRIC POWER COOPERATIVE	EMPLOYEE: TODD BRICKHOUSE

By: /s/ Wayne Peltier	By: /s/ Todd Brickhouse

Its: Wayne Peltier, President Board of Directors